Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sanchez Energy Corporation

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-185853), Form S-8 (File No. 333-178920) and Form S-8 (File No. 333-193017) of our report dated June 11, 2014 relating to the Statements of Revenues and Direct Operating Expenses of the Catarina Assets to be acquired by Sanchez Energy Corporation from SWEPI LP and Shell Gulf Coast of Mexico Inc., which is contained in Sanchez Energy Corporation’s Current Report on Form 8-K, filed with the SEC on June 11, 2014.

BDO USA, LLP

Houston, Texas

June 11, 2014